UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Gladstone Capital Corporation

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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On Thursday, January 7, 2015, at 9:00 a.m. Eastern Standard Time, Gladstone Capital Corporation (the “Company”) held a conference call regarding the proposals included in the Company’s Definitive Proxy Statement (the “Proxy”), which was filed with the U.S. Securities and Exchange Commission on December 11, 2015.

A script of the call follows:

Hello and good morning. This is David Gladstone, Chairman.

This is a special call to explain the items in the proxy for shareholders and analysts of Gladstone Capital Corporation, common stock NASDAQ trading symbol GLAD and preferred stock NASDAQ trading symbol GLADO.

Thank you all for calling in. We are happy to talk to shareholders and you always have an open invitation to visit us here at the corporate office in the Washington, DC area. Please stop by our office anytime and say hello. You will see some of the finest people in the business.

We also invite you all to come to the shareholders meeting, which will be held on February 11, 2016 at 11 a.m. Eastern Time at our corporate offices, located at 1521 Westbranch Drive, Suite 100, in McLean, Virginia.

If you are not able to vote your shares in person at the meeting, then please vote your shares using your proxy so that we get the votes in.

There are 4 ways you can vote before the meeting:

•	By mailing in your proxy card (you should have received this already).

•	By calling 1-800-690-6903 (however, if you call, you need your proxy card with the proxy control number to give to the operator).

•	By going to www.proxyvote.com and voting on-line (you will also be asked to provide the proxy control number delineated on your proxy card).

•	You can also call your broker and they will help you get your vote in.

Regulations only allow your broker to vote your shares for you on routine matters – incidentally, none of the matters to be voted upon at this meeting are routine. Thus, your broker may not vote any of your shares for you. As a result, the cost to Gladstone Capital to round up the requisite votes by calling and asking shareholders to vote their shares to ensure a quorum is now a major expense to the fund. And that takes away dollars that could otherwise be distributed to shareholders.

Before I begin to review the matters up for vote at this year’s annual meeting, I need to read a statement about forward looking statements.

This conference call may include statements that may constitute “forward-looking statements” within the meaning of Securities Act of 1933 and of the Securities Exchange Act of 1934 including statements with regard to the future performance of Gladstone Capital. These forward-looking statements inherently involve certain risks and uncertainties, even though they are based on our current plans, which we believe to be reasonable.

There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements, including those factors listed under the caption “Risk Factors” in our Form 10K fillings as filed with the Securities and Exchange Commission that can be found on our web site at www.GladstoneCapital.com and the SEC’s web site (www.sec.gov). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Again, thank you for calling in.

Before starting with the matters in this year’s Proxy, I want you to know that we will have our quarterly earnings call and earnings release for the fund’s first fiscal quarter ended December 31, 2015, targeted in a month or so, and I will not be able to answer earnings-related questions on this call, or questions about the Form 10-Q we are planning to file for the December quarter end.

Look for that forthcoming earnings press release and call announcement or go to our web site (www.GladstoneCapital.com) and sign up for email notification of events so you get the information when it is posted. You can also follow us on Twitter, user name ‘GladstoneComps’ or on Facebook, keyword ‘The Gladstone Companies.’

I can report to you that our fund is performing well. In our fiscal year ended September 30, 2015, our results were very positive including:

•	Originated new proprietary middle market and syndicated loan investments totaling $102 million and invested an additional $32 million in existing portfolio companies, which resulted in net portfolio growth of $94 million for the year supporting an increase in the fair value of our investment portfolio of over 30% on the year;

•	Despite competitive market conditions, we maintained an average yield on our interest bearing investment portfolio of 11.3% and current leverage through our position for our 11 new investments was 3.5x EBITDA, which is low;

•	Paid monthly cash common distributions that totaled $0.84 per share for the year, which were 100% covered by net investment income; and

•	Strengthened our financial position and cost of capital by amending our bank credit facility to extend it to January 2019, reduced interest costs and fees while increasing the commitment to $170 million.

During the December quarter end, we had several liquidity events, including the exit of one investment, Funko, in late October for a significant gain of over $16 million and the exit of one of our non-accrual companies. In addition, in November 2015 we completed a public offering of 2.3 million shares of our common stock for gross proceeds totaling $19.7 million.

We will comment more on these in our first 2016 fiscal quarter end Form 10-Q we expect to file at the beginning of next month. So, as I mentioned earlier, please do not ask any questions about the earnings for the December 2015 quarter because until we release our quarterly numbers I cannot discuss them at all.

Our quarterly board meeting is scheduled for next week and I expect our board to declare our monthly distributions as we have before. Our cumulative distributions paid per common share are up to $16.30 per share and we have never missed a dividend payment since our public offering in 2001.

Now let’s turn to the Proxy. In the Proxy we have asked shareholders to vote on two things.

1. First, we are asking you to elect three directors (incumbent directors Paul Adelgren, John Outland, and myself). The election of directors is something that we do every year.

2. Second, we are asking shareholders to approve a proposal to authorize our fund to sell shares of our common stock at a price below the then current net asset value per share. Many Business Development Companies, or BDCs, ask their shareholders to do this because many BDCs stock prices are below net asset value per share and they are generally not permitted to issue shares at a price below NAV per share without shareholder approval. As of the date of this call, the median BDC stock price is trading at 81% of its net asset value.

As you all know, as a Regulated Investment Company under the IRS rules, our fund must pay out 90% of our investment company income to avoid paying taxes. And we do that each year.

This means the only way to grow is to raise equity. As a BDC, we are generally limited by the SEC rules to having outstanding senior securities that are stock (like our term preferred stock) or senior securities that are debt (such as outstanding amounts on our line of credit) in an aggregate amount that is NOT greater than 50% of the value our assets – so none of the BDCs like ours are highly leveraged, and our balance sheet is typically lower leveraged than that of our non-BDC peers. And that is a good thing.

To grow the assets and earnings of our fund we will need to raise equity in the future.

We need your vote to put in place the ability to sell shares at below net asset value (which would allow us, under the right circumstances, to move forward with an offering sometime within one year after the annual stockholders meeting). In the current environment, with the stock trading below net asset value, without your vote, we could not raise equity except by doing a rights offering. Rights offerings are very expensive to existing shareholders because the short sellers come in and knock down the price of the stock. We had that happen to us in 2008. So we do not want to do that except as an emergency.

Doing overnight offerings or an offering under our “at-the-market” program, as many BDC’s are currently doing, would work well to raise equity and would not let the short sellers come in and push down the stock price. It may be advantageous to raise some equity in a manner that would not cause meaningful dilution of our existing shareholders and would permit the fund to grow and hopefully increase the dividend. But to do either of these types of offerings, we need your approval to sell at below net asset value. Net asset value per share at September 30, 2015, was $9.06, while the current stock price yesterday was $7.22.

We have only used this ability to issue additional shares of common stock below NAV per share essentially twice: (1) at intervals through our ATM offering during 2015 (with KeyBanc and Cantor Fitzgerald) and (2) in our November 2015 overnight offering.

Those equity offerings have allowed us to grow the portfolio by making new investments, generating additional income through these new investments, and providing us additional equity capital to help ensure continued compliance with regulatory tests.

We need this proposal to pass so we have an alternative to a rights offering in order to raise additional equity. And the applicable regulations require us to get this item passed by shareholders every year and that too runs up the cost of running this fund because of the cost of getting this Proxy out and gathering votes. So we ask you to please review the Proxy and vote for this one.

Now I must ask all of you to please vote your shares. It is ever so costly and time consuming to get shareholders to vote. The fund spends thousands of dollars trying to contact voters to vote on these issues, so please vote your shares. I would like to pay that money out as a dividend and not spend it on efforts like this.

Our common distribution has been $0.07 per month, a run rate of $0.84 per year. The Board will meet next week to vote on declaring the distribution for January, February and March 2016.

In looking at the economy in general, indicators seem to be strengthening, albeit slowly, and everyone, including us, is assessing the recent Federal Reserve federal funds rate increase.

Our priorities for fiscal year 2016 are to maintain our strong credit discipline while continuing to grow the portfolio in lower leverage and attractively priced investments in order to increase interest income and, ultimately, support an increase in shareholder distributions. We will continue to focus on building our portfolio with investments in strong operating cash flow businesses in stable to growing industries.

Our President and his team are dedicated to reinforcing our position as one of the leading debt providers servicing small and medium-sized, privately-held companies in the U.S. while producing consistent returns for our shareholders.

We invite you all to come to the shareholders meeting on February 11, 2016 at 11:00 a.m. Eastern Time at our corporate headquarters, which are located at 1521 Westbranch Drive, Suite 100, in McLean, Virginia. We would like to see you all and talk about our fund at that meeting. If you are not coming, or even if you are, please vote your shares of stock so that we can move forward with our investing strategies and grow the business. Remember that you can vote any of the 4 ways we discussed earlier: by mailing in your proxy, by calling your broker, by calling 1-800-690-6903, but you have to have your proxy card with the proxy control number to vote by phone, or by going to www.proxyvote.com, again with your proxy card and proxy control number.

If you haven’t received your proxy in the mail yet, you should call your broker and get them to send you a replacement. But please vote so we can continue to grow our fund.